Exhibit No. 99.(n)(1)

Harding, Loevner Funds, Inc. (the “Fund”)

Multiple Class Expense Allocation Plan

Adopted Pursuant to Rule 18f-3

WHEREAS, the Fund, a corporation organized under the laws of the State of Maryland, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of the Fund are divided into separate series (each a “Portfolio” and collectively the “Portfolios”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Fund desires to adopt, on behalf of each of the Portfolios, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the “Plan”) with respect to each of the Portfolios;

WHEREAS, the Fund employs Harding Loevner LP (the “Adviser”) as its investment adviser; and

WHEREAS, the Board of Directors as a whole, and the Directors who are not interested persons of the Fund (as defined in the Act), having determined, in the exercise of their reasonable business judgment, that the Plan, including the expense allocation thereunder, is in the best interests of the Investor Class, the Advisor Class, the Institutional Class, the Institutional I Class and the Institutional II Class of each applicable Portfolio individually and of each Portfolio as a whole, have accordingly approved this Plan on behalf of the Portfolios.

NOW, THEREFORE, the Fund hereby adopts, on behalf of the Portfolios, the Plan, in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

1. Class Differences. Each class of Shares of each Portfolio shall represent interests in the same portfolio of investments of the Portfolios and shall be identical in all respects, and except as otherwise set forth in this Plan, shall differ solely with respect to: (i) arrangements for shareholder and distribution services, or both, as provided for in Sections 2 and 3 of this Plan; (ii) applicable Class Expenses, as provided for in Section 3 of this Plan; (iii) the exclusive right of a class to vote on certain matters relating to any Shareholder Servicing Plan or Plan of Distribution adopted by the Fund with respect to such class; (iv) such differences relating to purchase minimums, sales charges and eligible investors as may be set forth in the prospectuses and Statement of Additional Information of the Portfolios, as the same may be amended or supplemented from time to time (the “Prospectuses” and “SAI”); (v) the differences in any exchange privileges or conversion features of the classes of Shares in effect from time to time; and (vi) the designation of each class of shares.

2. Differences in Shareholder and Distribution Services. Each class of Shares of each Portfolio shall have a different arrangement for shareholder and distribution services, or both, as follows:

(a) Investor Class Shares. Investor Class Shares shall be sold to members of the general public without a sales charge, but shall be subject to a distribution (12b-1) fee and a shareholder servicing fee, each calculated as a stated percentage of the net assets attributable to Investor Class Shares under the Fund’s Investor Class Rule 12b-1 Distribution Plan and the Fund’s Shareholder Servicing Plan, respectively, as they apply to each Portfolio.

(b) Advisor Class Shares. Advisor Class Shares shall be sold without a sales charge and such Shares shall not be subject to a distribution (12b-1) fee, but shall be subject to a shareholder servicing fee calculated as a stated percentage of the net assets attributable to Advisor Class Shares under the Fund’s Shareholder Servicing Plan as it applies to each Portfolio.

(c) Institutional Class Shares. Institutional Class Shares shall be sold to institutional investors without a sales charge and such Shares shall not be subject to a distribution (12b-1) fee, but shall be subject to a shareholder servicing fee calculated as a stated percentage of the net assets attributable to Institutional Class Shares under the Fund’s Shareholder Servicing Plan as it applies to each Portfolio.

(d) Institutional I Class Shares. Institutional I Class Shares shall be sold to institutional investors without a sales charge and such Shares shall not be subject to a distribution (12b-1) fee, but shall be subject to a shareholder servicing fee calculated as a stated percentage of the net assets attributable to Institutional I Class Shares under the Fund’s Shareholder Servicing Plan as it applies to the Institutional Emerging Markets Portfolio.

(e) Institutional II Class Shares. Institutional II Class Shares shall be sold to institutional investors without a sales charge and such Shares shall not be subject to a distribution (12b-1) fee, but shall be subject to a shareholder servicing fee calculated as a stated percentage of the net assets attributable to Institutional II Class Shares under the Fund’s Shareholder Servicing Plan as it applies to the Institutional Emerging Markets Portfolio.

3. Allocation, Income and Expenses.

(a) The gross income and realized and unrealized capital gains of each Portfolio shall generally be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

(i)

Expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio (“Fund Level Expenses”); and

(ii)

Expenses incurred by a Portfolio not attributable to any particular class of the Portfolio’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Portfolio’s assets) (“Portfolio Expenses”).

(b) Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a distribution plan and/or shareholder services plan (such as the Rule 12b-1 Distribution Plan and Shareholder Servicing Plan); (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific class; (iv) Blue Sky share registration or qualification fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Directors’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (“IRC”).

Therefore, expenses of a Portfolio shall be apportioned to each class of shares depending on the nature of the expense item. Fund Level Expenses and Portfolio Expenses will be allocated among the classes of shares based on their relative net asset values. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes.

4. Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by Adviser or any other service provider to the Fund without the prior approval of the Board of Directors.

5. Effectiveness of Plan. The Plan shall not take effect until it has been duly approved by vote of a majority of both (a) the Board of Directors of the Fund and (b) those Directors of the Fund who are not “interested persons” of the Fund (as defined in the Act), based upon a finding that Plan, including any related expense allocation, is in the best interests of each Class of the Portfolios and each Portfolio. Such finding shall be based on information furnished to the Board which the Board deems reasonably necessary to evaluate the Plan.

6. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 5 hereof

7. Related Agreements. Any agreements related to the Portfolios’ multiple class structure shall require the parties thereto to furnish to the Board such information as is reasonably necessary to permit the Board to evaluate the Plan or any proposed amendment thereto.

8. Conversion Features

(a) Shareholder-Directed Conversions. A shareholder may request a conversion from one share class of a Portfolio into another share class of the same Portfolio provided that the shareholder (i) meets the applicable eligibility requirements for the share class into which they are converting and (ii) receives services consistent with such new share class, as determined by an appropriate officer of the Fund. Any such conversion shall occur in accordance with the policies and procedures established by the Fund, and will be effectuated without the imposition of any redemption, redemption fees or other charges.

(b) Involuntary Conversions. If a shareholder of any class of shares of a Portfolio no longer meets the eligibility requirements for such class of shares, the Fund may, upon notice to the shareholder, may (i) close the shareholder’s account and redeem the shareholder’s shares or (ii) convert the shareholder’s holdings into the share class of the Portfolio for which such shareholder is eligible. Any closure pursuant to this section will be subject to the Fund’s redemption fee policies and any conversion to another share class will be effectuated in accordance with the policies and procedures established by the Fund, and will be effectuated without the imposition of any redemption, redemption fees or other charges.

Dated: March 22, 2005; amended December 7, 2006, March 7, 2008, September 8, 2008, June 2, 2009, September 16, 2011; March 8, 2013; and June 12, 2015.

Appendix A - List of Portfolios and Classes

As of June 12, 2015

Fund	Classes Offered

International Equity Portfolio	Institutional Class Investor Class

Global Equity Portfolio	Institutional Class Advisor Class

International Small Companies Portfolio	Institutional Class Investor Class

Frontier Emerging Markets Portfolio	Institutional Class Investor Class

Emerging Markets Portfolio	Advisor Class Investor Class

Institutional Emerging Markets Portfolio	Institutional I Class Institutional II Class

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